Exhibit 10.46
AMENDMENT TO CENTRA BANK, INC.
2008 EXECUTIVE INCENTIVE BONUS PLAN
     Pursuant to Section 6.1 of the Centra Bank, Inc. 2008 Executive Incentive Bonus Plan (the “Plan”), the Compensation Committee of the Board of Directors of Centra Bank, Inc., hereby adopts this amendment to the Plan.
          1. Compliance with Emergency Economic Stabilization Act. During the period that the Company’s corporate parent, Centra Financial Holdings, Inc., has any debt or equity securities owned by the United States Treasury, acquired pursuant to the agreement between Centra Financial Holdings, Inc., and the United States Treasury dated January 16, 2009, or pursuant to the Warrant granted under the aforementioned agreement, the payments under, and provisions of this Plan, shall be limited to the extent necessary to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended by guidance or regulation thereunder, that has been issued and is in effect as of January 16, 2009.
          2. Return of Funds. Notwithstanding anything else in the Plan to the contrary, during the period in which the United States Treasury holds any securities or debt issued by Centra Financial Holdings, Inc., acquired pursuant to the aforementioned agreement and Warrant dated January 16, 2009, in the event that any bonus or incentive compensation is paid to a senior executive officer based on a statement of earnings, gains or other criteria that are related or proven to be materially inaccurate, the aforementioned senior executive officer shall repay that portion of any bonus or incentive compensation based on the materially inaccurate portion of the statement of earnings, gains or other criteria used to pay the bonus.
     Dated this 13th day of January, 2009.

CENTRA BANK, INC.

By Its Compensation Committee

By	/s/ James W. Dailey II

James W. Dailey II

By	/s/ Mark R. Nesselroad

Mark R. Nessselroad

By	/s/ Thomas P. Rogers

Thomas P. Rogers

By	/s/ Bernard. G. Westfall

Bernard G. Westfall